Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Jeff Bergau jeff.bergau@arcadiabio.com +1-312-217-0419

ARCADIA BIOSCIENCES ANNOUNCES FIRST-QUARTER 2017

FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

DAVIS, Calif. (May 10, 2017) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), an agricultural technology company that creates value for farmers while benefitting the environment and enhancing human health, today released its financial and business results for the first quarter ended March 31, 2017.

Revenues for the quarter were up 19 percent to $1.0 million, compared to $852,000 for the first quarter of 2016. The increase reflects higher contract and grant revenue, primarily the result of a new agreement. Operating expenses for the first quarter were $5.0 million compared to $5.8 million for the same period in the prior year.

The company’s loss from operations was $4.0 million in the first quarter of 2017 compared to $4.9 million in the first quarter of 2016. Net loss and net loss attributable to common stockholders in the first quarter of 2017 was $4.2 million, compared to $5.2 million in the comparable period in 2016.

Cash on hand and liquid investments at the end of the first quarter totaled $48.5 million.

“We are pleased with our progress in Q1 of this year, having increased revenue and lowered our operating expenses, reducing our loss by 20 percent compared to the same period last year,” said Raj Ketkar, President and CEO of Arcadia. “We also met with several of our key business partners, who continue to be committed to the commercialization of our rich pipeline in our yield trait and food ingredient platforms.”

Business and Technology Highlights

Arcadia made the following business and technical achievements in the first quarter of 2017:

•

Arcadia Biosciences Obtains U.S. FDA GRAS Status for SONOVA® GLA Safflower Oil. Arcadia followed FDA-proposed procedures to establish its high gamma-linolenic acid (GLA) safflower oil as GRAS (generally recognized as safe). This approval expands the application options for use of SONOVA GLA oil, opening adjacent markets in nutritional beverages and medical foods.

•

Study Shows Arcadia’s Nitrogen Use Efficiency Trait Increases Yield in NERICA Rice. In field evaluations over three growing seasons and in both upland and lowland rice production systems, rice lines with Arcadia’s NUE trait showed substantial yield increases under different nitrogen application rates. The leading NUE rice line showed a 34 percent increase over controls.

•

Origin, Arcadia Announce China Biotechnology Collaboration in Corn. Arcadia announced a collaboration with Origin Agritech to deregulate insect resistance/ herbicide tolerance traits in corn. The project involves the first-ever export of a key corn biotechnology product developed in China to the U.S., and Arcadia will assist Origin in developing information for submission to regulatory authorities in the U.S., China and other countries.

•

Arcadia and Limagrain Explore New Wheat Trait Development Collaboration. Arcadia and its wheat trait development partner Limagrain agreed to pursue an optimized collaboration structure to explore new wheat trait development activities, and for Arcadia to exit the existing joint venture between the parties, Limagrain Cereal Seeds (LCS). In connection with the exit from LCS, Arcadia exchanged its 35 percent ownership in LCS for the 1.8 million shares of Arcadia common stock previously held by Limagrain, which were retired by Arcadia upon receipt, thereby reducing the company’s outstanding common stock from 44.5 million to 42.7 million, or 4%, as of March 31, 2017.

Since the close of the first quarter, Arcadia has announced the following:

•

SONOVA GLA Safflower Oil Approved For Use in Dog Food. After completing its review of Arcadia’s food additive petition, the FDA concluded that the data supports the safety and functionality of GLA safflower oil as a source of omega-6 fatty acids in dry food for adult dogs. The petition will be approved when the final rule is published in the Federal Register. This approval opens up an expanded opportunity for use SONOVA GLA safflower oil in pet nutrition and demonstrates Arcadia’s strong regulatory capabilities and commitment toward creating the greatest possible value for our entire product portfolio.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2017	2016	$ Favorable/	% Favorable/
			(Unfavorable)	(Unfavorable)
Total Revenues	1,018	852	166	19%
Total Operating Expenses	4,981	5,785	804	14%
Loss From Operations	(3,963)	(4,933)	970	20%
Net Loss and Net Loss Attributable to Common Stockholders	(4,216)	(5,190)	974	19%

Revenues

In the first quarter of 2017, revenues were $1.0 million compared to revenues of $852,000 in the first quarter of 2016, a 19 percent improvement. The quarter-over-quarter increase was driven by additional revenue from a new contract research agreement in 2017.

Operating Expenses

In the first quarter of 2017, operating expenses totaled $5.0 million, down from $5.8 million in the first quarter of 2016, a decrease of $804,000, or 14 percent. Cost of product revenues decreased by $41,000, as a result of slightly lower sales when comparing the respective periods. Research and development (R&D) spending decreased by $379,000 and general and administrative (SG&A) expenses decreased by $384,000. Both decreases were driven primarily by lower salaries and benefits, mainly the result of workforce reductions made during 2016.

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the first quarter of 2017 was $4.2 million, or a loss of $0.10 per share, a 19 percent improvement from the $5.2 million loss in the first quarter of 2016.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern (1:30 p.m. Pacific) today, May 10th, to discuss first-quarter financial results and key strategic achievements.

Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In:	+1-855-243-4690
International Dial-In:	+1-225-283-0138
Passcode:	12082266

A live webcast of the conference call will be available on the “Investors” section of the Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to components of the company’s long-term financial success; the company’s traits, commercial products, and collaborations; and the company’s ability to manage the regulatory processes for its traits and commercial products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ ability to develop commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; and the company’s future capital requirements and ability to satisfy its capital needs.  Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016. These documents are available on the SEC Filings section of the “Investors” section of the company’s website at www.arcadiabio.com. All information provided in this release and in the attachments is as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

About Arcadia Biosciences, Inc.

Based in Davis, Calif., Arcadia Biosciences (Nasdaq: RKDA) develops agricultural products that create added value for farmers while benefitting the environment and enhancing human health. Arcadia’s agronomic performance traits, including Nitrogen Use Efficiency, Water Use Efficiency, Salinity Tolerance, Heat Tolerance and Herbicide Tolerance, are all aimed at making agricultural production more economically efficient and environmentally sound. Arcadia’s nutrition traits and products are aimed at creating healthier ingredients and whole foods with lower production costs. For more information, visit www.arcadiabio.com.

Arcadia Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	March 31, 2017	December 31, 2016

Assets
Current assets:
Cash and cash equivalents	$7,559	$2,013
Short-term investments	40,966	48,547
Accounts receivable	284	349
Unbilled revenue	112	184
Inventories — current	242	252
Prepaid expenses and other current assets	1,281	877
Total current assets	50,444	52,222
Property and equipment, net	486	508
Inventories — noncurrent	1,276	1,327
Long-term investments	—	2,498
Other noncurrent assets	442	19
Total assets	$52,648	$56,574
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,183	$2,359
Amounts due to related parties	20	30
Notes payable — current	2,083	—
Unearned revenue — current	885	740
Total current liabilities	5,171	3,129
Notes payable — noncurrent	23,092	25,127
Unearned revenue — noncurrent	3,014	3,120
Other noncurrent liabilities	3,000	3,000
Total liabilities	34,277	34,376
Stockholders’ equity:
Common stock, $0.001 par value—400,000,000 shares authorized as of March 31, 2017 and December 31, 2016; 42,664,821 and 44,487,678 shares issued and outstanding as of March 31, 2017 and December 31, 2016	43	44
Additional paid-in capital	174,114	173,723
Accumulated deficit	(155,766)	(151,550)
Accumulated other comprehensive loss	(20)	(19)
Total stockholders’ equity	18,371	22,198
Total liabilities and stockholders’ equity	$52,648	$56,574

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Revenues:
Product	$205	$255
License	106	152
Contract research and government grants	707	445
Total revenues	1,018	852
Operating expenses:
Cost of product revenues	106	147
Research and development	1,823	2,202
Selling, general and administrative	3,052	3,436
Total operating expenses	4,981	5,785
Loss from operations	(3,963)	(4,933)
Interest expense	(339)	(327)
Other income, net	96	76
Net loss before income taxes	(4,206)	(5,184)
Income tax provision	(10)	(6)
Net loss and net loss attributable to common stockholders	$(4,216)	$(5,190)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.10)	$(0.12)
Weighted-average number of shares used in per share calculations:
Basic and diluted	44,360,189	44,215,156
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on available-for-sale securities	(1)	84
Other comprehensive income (loss)	(1)	84
Comprehensive loss attributable to common stockholders	$(4,217)	$(5,106)

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,216)	$(5,190)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	81	67
Gain on disposal of equipment	(3)	—
Net amortization of investment premium and discount	(36)	76
Stock-based compensation	371	221
Accretion of debt discount	49	48
Changes in operating assets and liabilities:
Accounts receivable	65	119
Unbilled revenue	72	(24)
Inventories	62	14
Prepaid expenses and other current assets	(404)	(641)
Other noncurrent assets	(423)	(152)
Accounts payable and accrued expenses	(176)	414
Amounts due to related parties	(10)	(7)
Unearned revenue	38	200
Net cash used in operating activities	(4,530)	(4,855)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	4	—
Purchases of property and equipment	(57)	(137)
Purchases of investments	(4,582)	—
Proceeds from sales and maturities of investments	14,695	10,465
Net cash provided by investing activities	10,060	10,328
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of debt issuance costs	—	(45)
Proceeds from exercise of stock options and ESPP purchases	16	139
Net cash provided by financing activities	16	94
Net increase in cash and cash equivalents	5,546	5,567
Cash and cash equivalents — beginning of period	2,013	23,973
Cash and cash equivalents — end of period	$7,559	$29,540
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$288	$193
Cash paid for income taxes	$—	$1
NONCASH INVESTING AND FINANCING ACTIVITIES:
Exchange of membership interest in unconsolidated entity for common stock	$2	$—
Purchases of property and equipment included in accounts payable and accrued expenses	$2	$1

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